July 1, 2002

Bishop Street Funds
One Freedom Valley Drive
Oaks, Pennsylvania 19456

Ladies and Gentlemen:

This letter agreement supplements the Mutual Fund Custody Agreement between Union Bank of California, N.A. ("UBOC") and Bishop Street Funds (the "Trust"), dated August 4, 2000 (the "Agreement"). Each of the undersigned hereby covenants and agrees as follows:

Confidentiality

All books, records, information and data pertaining to the business of the Trust, including but not limited to names and addresses of "customers" or "consumers" (as those terms are defined in Regulation S-P), which are exchanged or received hereunder shall be kept confidential and shall not be used or voluntarily disclosed to any other person, except as may be permitted hereunder or required by law. This provision shall not apply to information lawfully in the possession of UBOC prior to the term hereof, lawfully obtained from other sources or independently developed by UBOC without reference to or reliance on information obtained from the Trust.

If, in accordance with U.S. Securities and Exchange Commission ("SEC") Regulation S-P, "non-public personal information" (as this term is defined in Regulation S-P) regarding the Trust's customers or consumers is disclosed to UBOC in connection with the Agreement, then UBOC will not disclose or use that information other than as strictly and absolutely necessary to carry out the purposes of the Agreement. This paragraph shall survive the termination of the Agreement.

UNION BANK OF CALIFORNIA, N.A.               BISHOP STREET FUNDS

/s/ Moon Shil Lee                            /s/ John Munch
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By: Moon Shil Lee                            By: John Munch
Title: Vice President                        Title: Vice President and Secretary